EXHIBIT 99.1

Signal Bay to Expand EVIO Labs Cannabis Testing Division into Southern California

Bend, OR – July 18, 2017

Signal Bay, Inc. (OTCQB: SGBY) a leading provider of cannabis consulting, operations, and laboratory services announced today it has executed a long-term lease to provide it’s accredited analytical testing services to the Southern California Cannabis Marketplace.

CEO Mr. William Waldrop stated, "Today marks the next step in our progress to expand our mission of promoting clean cannabis across the United States and Southern California is the indisputably the largest addressable cannabis markets in the world. According to Frontier Financial, the California cannabis market is estimated to be $6.46 billion by the year 2020 and we have secured our new flagship cannabis testing facility in the epicenter.”

Signal Bay operates state-of-the-art testing facilities and offers accredited testing methodologies that verify the safety and potency of the nation's cannabis supply. As the legalization of medical and recreational marijuana continues across the country, demand for reliable cannabis testing facilities is increasing.

Mr. Waldrop continued, "Our new facility located in Costa Mesa, CA is strategically positioned located to become our hub lab for all of Southern California. Conveniently located by the two major freeways, this facility will be the primary processing center for all of our spoke labs from San Diego, Inland Empire, San Bernardino and Los Angeles. Last November, Costa Mesa residents approved council-sponsored ballot Measure X which allowed for licensed companies to perform cannabis extraction, product manufacturing, distribution and most importantly testing,”

About Signal Bay

Signal Bay, Inc. (the “Company”) is an Oregon-based life sciences company. Through its three subsidiaries: EVIO Labs, Signal Bay Research, and Signal Bay Services, the Company provides analytical testing services, management advisory services and scientific research to the legal cannabis industry. The Company's EVIO Labs division operates state-of-the-art facilities and offers accredited testing methodologies to ensure the safety and quality of the nation's cannabis supply. Learn more at http://www.signalbay.com or the Company can be reached directly @ 1-888-544-EVIO.

Safe Harbor Statement

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, our ability to complete our product testing and launch our product commercially, the acceptance of our product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission, available at www.sec.gov or www.signalbay.com

Investor Relations:

investors@signalbay.com